Exhibit 3.18

CERTIFICATE OF INCORPORATION

OF

SUMMIT MATERIALS CORPORATIONS I, INC.

ARTICLE I

NAME OF CORPORATION

The corporation’s name is Summit Materials Corporations I, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

(a) Authorized Capital. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000). The par value of each of such shares is $0.01. All such shares are of one class and are shares of Common Stock.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any time in force may be added or inserted, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred on stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

ARTICLE IX

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Sasha Friedman

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

ARTICLE X

ELECTION OF INITIAL DIRECTORS

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are duly elected and qualified, are:

Michael Brady

2900 K Street NW, Suite 100

Washington, DC 20007

Glenn Culpepper

2900 K Street NW, Suite 100

Washington, DC 20007

Anthony Keenan

2900 K Street NW, Suite 100

Washington, DC 20007

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THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation.

Dated: February 24, 2011

Sasha Friedman

/s/ Sasha Friedman

CERTIFICATE OF INCORPORATION

SUMMIT MATERIALS CORPORATIONS I, INC.